EXHIBIT 10.1

May 26, 2026

Tina Goldenberg

Dear Tina,

I am pleased to confirm your promotion to Vice President & Chief Accounting Officer with Avis Budget Car Rental, LLC (the “Company”), effective June 15, 2026, based at the Company’s headquarters located in Parsippany, New Jersey. In connection with your promotion, you will also serve as Chief Accounting Officer of Avis Budget Group, Inc. This offer and your employment relationship will be subject to the terms and conditions of this letter as well as the Company’s Code of Conduct and other policies, procedures, plans and agreements applicable to your role.

Your salary on an annualized basis will be $270,000 (USD) and paid on a bi-weekly basis. This position is an exempt position, which means you are paid for the job and not by the hour. Accordingly, you will not receive overtime pay. Your salary is intended to compensate you for all hours worked. Your work hours may vary from week to week depending on the Company’s needs.

You are eligible to participate in the Company Incentive Plan specific to your role, which currently provides for a target incentive of 45% of your eligible salary, as applicable within the plan guidelines. A copy of the plan will be provided. The actual payout will be determined by our financial performance as well as your individual performance and will be governed by the terms of the plan. Payout timing is typically in the first quarter of the following year and will be pro-rated based on your length of service within the plan year. Because the plan’s objective is to attract and retain employees, you must be actively at work on the payout day in order to be eligible for payment.

You will continue to be eligible to participate in the Company’s Long-Term Incentive Plan (LTIP), at a level consistent with other employees in comparable positions. All awards are subject to approval by the Compensation Committee of Avis Budget Group’s Board of Directors and generally take place annually in the first quarter of the year. Award values may vary from year to year, are subject to change without notice and are generally contingent upon such criteria as individual performance, scope of responsibility and Company financial performance. Awards may be subject to your execution of a restrictive covenant, including provisions on non-competition, non-solicitation of employees and customers and confidentiality.

You will continue to be eligible for health and welfare benefits commensurate with your level, and you are eligible to participate in the 401K plan subject to the terms and conditions of the plan. The terms of the health and welfare benefits and 401K plan are subject to change at the Company’s sole discretion. In addition, you will be eligible to participate in the Company’s vehicle lease, flexible time off, and deferred compensation programs, and you will be covered by the Executive Severance policy. Details of these employee benefits will be provided.

Avis Budget Group, Inc. 379 Interpace Pkwy, Parsippany, New Jersey 07054

This offer of employment is contingent upon your signing, and complying with, a Confidentiality and Intellectual Property Agreement, in the form to be provided to you by the Company as a separate attachment. This agreement must be signed and dated by you as part of the offer acceptance process.

This letter is not intended nor should it be considered as an employment contract for a definite or indefinite period of time. Employment with the Company is at will, meaning either you or the Company may terminate employment at any time, with or without cause or prior notice; provided, however, that you agree to provide no less than forty-five (45) days’ prior notice of your intent to voluntarily resign from employment. Such notice shall include your last day of employment and be delivered in writing to your manager. The Company may, in its sole discretion, elect to waive all or part of the notice period and accelerate your separation date. In addition, by agreeing to this letter, you acknowledge that this letter sets forth the entire agreement between you and the Company, regarding your employment with the Company, and fully supersedes any prior agreements or understandings, whether written or oral, except for the Terms and Conditions, that you expressly agreed to, which includes, amongst other promises, a Jury Trial Waiver, and any applicable Confidentiality, Intellectual Property or Mutual Arbitration Agreement you entered into as a condition of your employment with the Company.

Tina, congratulations on your new role. Should you have any questions or concerns regarding your employment, or if there is anything further I can do to assist you, please do not hesitate to contact me.

Best Regards,

/s/ Ned Linnen
Ned Linnen

EVP & Chief HR Officer

Avis Budget Group

Understood and accepted:

/s/ Tina Goldenberg	27-May-2026
Tina Goldenberg	Date

Enclosures

cc:     D. Cunha / D. Calabria / J. Sera / B. Choi

Avis Budget Group, Inc. 379 Interpace Pkwy, Parsippany, New Jersey 07054